Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258271-01

August 5, 2021

Mid-America Apartments, L.P.

$300,000,000 1.100% Senior Notes due 2026

and

$300,000,000 2.875% Senior Notes due 2051

Pricing Term Sheet

This pricing term sheet relates only to the securities described below and should be read together with Mid-America Apartments, L.P.’s preliminary prospectus supplement dated August 5, 2021 (the “preliminary prospectus supplement”) and the accompanying prospectus dated July 29, 2021 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Mid-America Apartments, L.P.

Security Title:	1.100% Senior Notes due 2026 (the “2026 Notes”) and 2.875% Senior Notes due 2051 (the “2051 Notes”)

Principal Amount:	2026 Notes: $300,000,000 2051 Notes: $300,000,000

Trade Date:	August 5, 2021

Settlement Date:	August 19, 2021 (T+10)

Maturity Date:	2026 Notes: September 15, 2026 2051 Notes: September 15, 2051

Interest Payment Dates:	2026 Notes: Payable semi-annually on March 15 and September 15, commencing March 15, 2022 2051 Notes: Payable semi-annually on March 15 and September 15, commencing March 15, 2022

Coupon Rate:	2026 Notes: 1.100% per year, accruing from August 19, 2021 2051 Notes: 2.875% per year, accruing from August 19, 2021

Price to Public:	2026 Notes: 99.553% of the principal amount, plus accrued interest, if any, from August 19, 2021 2051 Notes: 98.588% of the principal amount, plus accrued interest, if any, from August 19, 2021

Benchmark Treasury:	2026 Notes: 0.625% due July 31, 2026 2051 Notes: 1.875% due February 15, 2051

Benchmark Treasury Price / Yield:	2026 Notes: 99-17 / 0.721% 2051 Notes: 99-31+ / 1.876%

Spread to Benchmark Treasury:	2026 Notes: +47 basis points 2051 Notes: +107 basis points

Yield to Maturity:	2026 Notes: 1.191% 2051 Notes: 2.946%

Optional Redemption:

2026 Notes: Prior to August 15, 2026, make-whole redemption at the Treasury Rate (as defined) plus 10 basis points (except as otherwise provided in the preliminary prospectus supplement) plus accrued and unpaid interest. On and after August 15, 2026, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. See the preliminary prospectus supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

2051 Notes: Prior to March 15, 2051, make-whole redemption at the Treasury Rate (as defined) plus 20 basis points (except as otherwise provided in the preliminary prospectus supplement) plus accrued and unpaid interest. On and after March 15, 2051, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. See the preliminary prospectus supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP / ISIN:	2026 Notes: 59523U AT4 / US59523UAT43 2051 Notes: 59523U AU1 / US59523UAU16

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:

BMO Capital Markets Corp.

Capital One Securities, Inc.

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Regions Securities LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:	FHN Financial Securities Corp.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, PNC Capital Markets LLC toll-free at 1-855-881-0697 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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